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As filed with the Securities and Exchange Commission on June 9, 2004

Registration No. 333-115733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GRIFFON CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3442 (Primary standard industrial classification code number)	11-1893410 (I.R.S. employer identification number)
100 Jericho Quadrangle Jericho, New York 11753 (516) 938-5544 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Robert Balemian 100 Jericho Quadrangle Jericho, New York 11753 (516) 938-5544 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:
Nancy D. Lieberman, Esq. Kramer, Coleman, Wactlar & Lieberman, P.C. 100 Jericho Quadrangle Jericho, New York 11753 (516) 822-4820	Gregory A. Fernicola, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Griffon Corporation

Offer to Exchange

up to $130,000,000 Aggregate Principal Amount
of Newly Issued 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series)
plus
up to $390,000 in cash ($3.00 per $1,000 principal amount)
for
up to $130,000,000 Outstanding Aggregate Principal Amount
of 4.0% Contingent Convertible Subordinated Notes Due 2023 (CUSIPS 398433AA0 and 398433AB8)

  The exchange offer will expire at 5:00 p.m., New York City time, on June 21, 2004, unless extended or earlier terminated.

        We are offering to exchange $1,000 principal amount of newly issued 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series), which we refer to as the new notes, and $3.00 in cash, which we refer to as the cash consideration, for each $1,000 principal amount of our currently outstanding 4.0% Contingent Convertible Subordinated Notes Due 2023, which we refer to as the 4.0% Contingent Convertible Subordinated Notes Due 2023 (first series) or the old notes. The form and terms of the new notes are identical in all respects to those of the old notes, except that certain conditions to the conversion of the notes will be modified. The principal modification is that the market price condition, which is the level at which our stock must trade before the new notes may be converted, will be changed to increase from 120% of the conversion price to 150% of the conversion price. The conversion price of the old notes is currently $24.13. When we are referring to both the new notes and the old notes, we will use the term "notes." If you elect to tender your old notes in the exchange offer, you will receive from us $1,000 principal amount of new notes and $3.00 in cash in exchange for each $1,000 principal amount of old notes that you tender. The exchange offer is not conditioned upon the exchange of a minimum principal amount of old notes. Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $73,935,000 principal amount of the outstanding old notes, or approximately 57% of the aggregate outstanding principal amount of the old notes, has informed us that it intends to tender all of the old notes that it owns in this exchange offer.

        Our new notes will not be listed on any national securities exchange or included in any automated quotation system, but they will be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Our old notes are traded in the PORTAL Market. Our common stock is quoted on the New York Stock Exchange under the symbol "GFF." On June 7, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $23.00 per share.

        We are mailing this revised prospectus and the related letter of transmittal for the exchange offer on June 15, 2004. We mailed the initial prospectus and the related letter of transmittal for the exchange offer on May 21, 2004.

        Please read the "Risk Factors" section beginning on page 11 of this prospectus for information that you should consider before you decide whether to tender your old notes in the exchange offer.

        We have retained American Stock Transfer & Trust Company as the information and exchange agent for the exchange offer to assist you in connection with the exchange offer. Banks, brokers and others may call American Stock Transfer & Trust Company toll free at (877) 248-6417, to ask questions about the exchange offer, to request additional copies of the exchange offer materials or to otherwise request assistance in connection with the exchange offer.

        Neither we nor our directors or officers make any recommendation to you as to whether you should tender or refrain from tendering all or any portion of your old notes in the exchange offer. You should consult your own advisors and must make your own decision as to whether to tender your old notes and, if so, the amount of your old notes to tender.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated June 15, 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

        This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this prospectus. For a listing of documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled "Where You Can Find Additional Information" on page 62. We will provide you with copies of this information, without charge, upon written or oral request to:

Griffon Corporation
100 Jericho Quadrangle
Jericho, New York 11753
(516) 938-5544
Attention: Chief Financial Officer

        To obtain timely delivery of requested documents before the expiration of the exchange offer, you must request them no later than June 14, 2004, which is five business days before the date the exchange offer expires.

i

SUMMARY

        The following is a summary of this prospectus. The following summary does not contain all the information that you should consider before deciding whether to tender your old notes in the exchange offer. You should read this entire prospectus carefully, including the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, "Griffon," "we," "us," "our" and similar terms refer to Griffon Corporation.

Our Company

        We are a diversified manufacturing company with operations in four business segments: garage doors, installation services, specialty plastic films and electronic information and communication systems. Our garage doors segment designs, manufactures and sells garage doors for use in the residential housing and commercial building markets. The installation services segment sells, installs and services garage doors, garage door openers, manufactured fireplaces, floor coverings, cabinetry and a range of related building products primarily for the new residential housing market. Our specialty plastic films segment develops, produces and sells plastic films and film laminates for use in infant diapers, adult incontinence products, feminine hygiene products and disposable surgical and patient care products. Our electronic information and communication systems segment designs, manufactures, sells and provides logistical support for communications, radar, information, command and control systems for defense and commercial markets.

        As of March 31, 2004, we had approximately 5,500 employees. Our principal executive offices are located at 100 Jericho Quadrangle, Jericho, New York 11753. Our telephone number is (516) 938-5544. Our web site is www.griffoncorp.com. Information on our website does not constitute part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "GFF." For further information concerning Griffon, please see the section of this prospectus titled "Where You Can Find More Information."

Terms of the Exchange Offer

        The following is a summary of the terms of the exchange offer. Before you decide whether to tender your old notes in the exchange offer, you should read the detailed description of the exchange offer in the section of this prospectus entitled "The Exchange Offer" beginning on page 24 and the description of our new notes in the section of this prospectus entitled "Description of Our Notes" beginning on page 33 for further information.

Terms of the Exchange Offer	We are offering $130 million aggregate principal amount of 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series), which we refer to as the new notes, and $390,000 in cash in exchange for $130 million aggregate principal amount of our currently outstanding 4.0% Contingent Convertible Subordinated Notes Due 2023, which we refer to as the 4.0% Contingent Convertible Subordinated Notes Due 2023 (first series), or the old notes. If you elect to tender your old notes in the exchange offer, you will receive from us $1,000 principal amount of new notes and $3.00 in cash, which we refer to as the cash consideration, for each $1,000 principal amount of old notes that you tender. The form and terms of the new notes are identical in all respects to those of the old notes, except that certain conditions to conversion will be modified, as described immediately below under "Conversion Price and Conversion Rights."

We will deposit the cash for the exchange offer with the exchange agent prior to the closing date of the exchange offer, which closing date shall promptly follow the expiration date of the exchange offer. If the old notes are held in physical certificates, the exchange agent will deliver the holder a check in the amount of cash that we owe the holder promptly after acceptance of the old notes. If the old notes are held in global form through DTC, the exchange agent will pay DTC the aggregate amount of the cash we owe holders to be delivered in exchange for the old notes held in global form tendered and accepted in the exchange offer, and each holder will receive the applicable portion of such cash pursuant to the applicable procedures established by DTC and its participants. See "The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes and Cash Consideration."
You may tender all, some or none of your old notes.
Please read the section of this prospectus entitled "The Exchange Offer—Terms of the Exchange Offer" beginning on page 24 of this prospectus.
Conversion Price and Conversion Rights	Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:
•
in the case of the old notes, during any calendar quarter commencing after the issuance of the old notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that last trading day (the "market price condition" for the old notes);
•
in the case of the new notes, during any calendar quarter commencing after the issuance of the new notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 150% of the conversion price per share of our common stock on that last trading day (the "market price condition" for the new notes);
• if we have called the particular notes for redemption and the redemption has not yet occurred;

•
subject to certain exceptions, during the five trading day period after any five consecutive trading day period in which the trading price of $1,000 principal amount of the notes for each day of such five-day period was less than 95% of the product of our common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the "trading price condition"); provided, that if on the date of conversion pursuant to the trading price condition, the price of our common stock is greater than the effective conversion price but less than 120% (in the case of the old notes), or 150% (in the case of the new notes), of the conversion price, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes plus accrued but unpaid interest (including contingent interest), if any, as of the conversion date; or
•	upon the occurrence of specified corporate transactions described under "Description of Our Notes—Conversion Rights."

Holders may convert any outstanding notes into shares of our common stock at a conversion price per share of $24.13, subject to adjustments. This represents a conversion rate of approximately 41.4422 shares of common stock per $1,000 principal amount of notes. The conversion price will not be adjusted for accrued interest or contingent interest. Except as described above, upon conversion, the holder will not receive any cash payment representing accrued but unpaid interest. Instead, such accrued interest will be deemed paid by the shares of common stock received upon conversion.
Please read the section of this prospectus entitled "Description of Our Notes—Conversion Rights" beginning on page 34 for more information.

In respect of any note presented for conversion, in lieu of delivering shares of common stock upon conversion of that note, we may elect to pay the holder cash in an amount equal to the product of the number of shares of common stock issuable upon conversion of that note and the average of the common stock price for the five consecutive trading days following either:
•	our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice unless we have earlier given notice of redemption as described herein; or
•	the conversion date, if we have given notice of redemption of that note specifying that we intend to deliver cash upon conversion after the redemption notice.

Expiration Date; Extension
The exchange offer and the associated withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, June 21, 2004, or on any subsequent date to which we extend it. We may extend the expiration date of the exchange offer for any reason. If we extend the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. You must tender your old notes prior to the expiration of the exchange offer if you wish to participate in the exchange offer.

Please read the sections of this prospectus entitled "The Exchange Offer—Expiration Date" beginning on page 24 and "The Exchange Offer—Extensions; Amendments; Termination" beginning on page 25 for more information.
Conditions to the Exchange Offer; Termination
The exchange offer is subject to the conditions that (i) the registration statement covering our new notes and any post-effective amendment to the registration statement be effective under the Securities Act of 1933 and (ii) the new notes indenture be qualified under the Trust Indenture Act of 1939. The exchange offer is also subject to other customary conditions which we may waive. We reserve the right to terminate the exchange offer prior to our acceptance of any previously tendered old notes if any of these conditions are not satisfied. We will promptly return any old notes in the event of such termination.
Please read the section of this prospectus entitled "The Exchange Offer—Conditions for Completion of the Exchange Offer" beginning on page 29 for more information.
Withdrawal Rights
You may withdraw any or all of the old notes that you tender in the exchange offer, at any time before the expiration of the exchange offer, by delivering a written notice of withdrawal to American Stock Transfer and Trust Company, the exchange agent, before the expiration of the exchange offer. We will promptly return any old notes that you choose to withdraw. If you change your mind after withdrawing any or all of our old notes that you tender in the exchange offer, you may retender any or all of your old notes by again following the exchange offer procedures before the expiration of the exchange offer.
Please read the section of this prospectus entitled "The Exchange Offer—Withdrawal Rights" beginning on page 29 for more information.

Procedures for Tendering Old Notes
If you hold any of the old notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender any or all of your old notes in the exchange offer and direct them to tender your old notes. Tenders of your old notes will be effected by book-entry transfers through the Depository Trust Company, or DTC. If you hold any of the old notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery described on page 27.

If you hold your old notes through DTC and you wish to tender any or all of your old notes, you must tender your old notes through DTC's Automated Tender Offer Program (commonly known as "ATOP"). DTC participants that are accepting the exchange offer must transmit their acceptance to DTC.

Please do not send letters of transmittal to us. You should send the letters of transmittal to American Stock Transfer & Trust Company, the exchange agent, at one of its offices listed in the section of this prospectus entitled "The Exchange Offer—Information and Exchange Agent" on page 32, or on the back cover of this prospectus. The agent can answer your questions regarding how to tender your old notes in the exchange offer.
Please read the section of this prospectus entitled "The Exchange Offer—Procedures for Tendering Old Notes" beginning on page 25 for more information.
Accrued and Unpaid Interest on Old Notes
Upon completion of the exchange offer, we will pay holders of our old notes accrued and unpaid interest on any of our old notes that are tendered and accepted for exchange in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date to, but excluding, the closing date of the exchange offer.
Interest on Our Notes	We will pay interest on our notes in cash at a rate of 4.0% per year, payable semi-annually on January 18 and July 18 of each year.
Contingent Interest
In addition to regular interest on the notes, beginning with the six-month interest period beginning July 18, 2010, contingent interest will also accrue during any six-month interest period if the average trading price of a note for the five trading day period ending on the third trading day immediately preceding the first day of such six-month interest period equals $1,200 or more. During any period in which contingent interest accrues, the contingent interest payable on the notes will be 0.50% per annum based on such average trading price.

Ranking
The old notes are and the new notes will be our unsecured subordinated obligations. The old notes and the new notes rank equally. The notes will rank junior in right of payment to all of our existing and future senior indebtedness. We and our subsidiaries are not restricted by the notes or the indentures under which the notes are issued from incurring additional indebtedness or liens.
Optional Redemption
We may redeem some or all of the notes at any time on or after July 26, 2010, at a price equal to 100% of the principal amount of the notes, plus accrued but unpaid interest, up to but not including the date of redemption, payable in cash. See "Description of Our Notes—Optional Redemption of the Notes."
Repurchase of Notes at the Option of the Holder
You may require us to purchase all or a portion of your notes on July 18, 2010, 2013 and 2018 for a purchase price equal to 100% of the principal amount plus accrued but unpaid interest, up to, but not including, the date of repurchase, payable in cash. See "Description of Our Notes—Repurchase of Notes at the Option of the Holder."
Change in Control
If a change in control, as that term is defined in "Description of Our Notes—Right to Require Purchase of Notes upon a Change in Control," occurs, you will have the right to require us to repurchase all or a portion of your notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued but unpaid interest, to the date of repurchase, payable in cash.
Information and Exchange Agent	American Stock Transfer & Trust Company.
For information regarding the exchange offer, banks, brokers and others call toll free: (877) 248-6417.
Please read the section of this prospectus entitled "The Exchange Offer—Information and Exchange Agent" on page 32 for more information.
Risk Factors
You should consider carefully the matters described under "Risk Factors," as well as other information in this prospectus and in the related letter of transmittal, including the information that we have incorporated by reference into this prospectus as listed or described in the section of this prospectus entitled "Where You Can Find Additional Information" on page 62.

Deciding Whether to Tender Your Old Notes in the Exchange Offer
Neither we nor our directors or officers make any recommendation as to whether you should tender or refrain from tendering all or any portion of your old notes in the exchange offer because we believe you must make your own decision whether to tender your old notes in the exchange offer. You should make such decision based on your own financial position and requirements, investment objectives assessment of us and the capital markets and, if so, the aggregate amount of your old notes that you wish to tender, after reading this prospectus and the related letter of transmittal for the exchange offer, as well as consulting with your advisors, if any. We have not authorized anyone to make any recommendation as to whether or not you should tender notes in the exchange offer.
Consequences of Not Exchanging Old Notes
If you do not exchange all of your old notes in the exchange offer, the liquidity and trading market for any of our old notes that are not tendered in the exchange offer will likely be impaired if and to the extent that any other of our old notes are tendered and accepted for exchange in the exchange offer. Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $73,935,000 principal amount of the outstanding old notes, or approximately 57% of the aggregate outstanding principal amount of the old notes, has informed us that it intends to tender all of the old notes that it owns in the exchange offer.
Please read the section of this prospectus entitled "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" beginning on page 32 for more information.
Tax Consequences
Please read the section of this prospectus entitled "Certain United States Federal Income Tax Considerations" beginning on page 57 for more information. You are urged to consult your tax advisors regarding the specific tax consequences to you of the exchange offer.
Regulatory Compliance
Except as described herein, there are no federal or state regulatory requirements with which we must comply and no federal or state regulatory approvals that must be obtained in connection with the exchange offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:
What is the exchange offer?

A:
In the exchange offer, we are offering to exchange $1,000 principal amount of our newly issued 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series), which we refer to as the new notes, plus $3.00 in cash, which we refer to as the cash consideration, for each $1,000 principal amount of our currently outstanding 4.0% Contingent Convertible Subordinated Notes Due 2023, which we refer to as the 4.0% Contingent Convertible Subordinated Notes Due 2023 (first series), or the old notes.

Q:
Why are you making the exchange offer?

A.
We are making the exchange offer because changing the condition of conversion of the old notes will reduce potential volatility on our reported earnings per share and reduce the likelihood of dilution to our stockholders, which we believe will be in our best interest and in the best interest of our stockholders.

Q:
What will I receive in exchange for my old notes under the exchange offer?

A:
If you tender your old notes in the exchange offer, you will receive, for each $1,000 in principal amount of old notes tendered, $1,000 in principal amount of the new notes plus $3.00 in cash.

Q:
In what respects do the old notes differ from the new notes?

A:
The form and terms of the new notes are identical in all respects to those of the old notes, except that certain conditions to the conversion of the notes will be modified. The old notes may be converted into our common stock if, during any quarter, our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price on that last trading day. The conversion price of the old notes is currently $24.13. The new notes may be converted if, during any quarter, our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 150% of the conversion price on that last trading day. In addition, the trading price condition will be modified as described below under "Description of Our Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition."

Q:
Who can participate in the exchange offer?

A:
Any holder of old notes may exchange some or all of their old notes for new notes and the cash consideration pursuant to the exchange offer.

Q:
How do I tender my old notes in the exchange offer, and to whom should I send my old notes?

A:
If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee, you should instruct your nominee to tender your old notes for you. If you hold old notes in your own name, you should complete the letter of transmittal included with this prospectus and deliver the completed letter of transmittal with the outstanding notes to the exchange agent, American Stock Transfer & Trust Company. The address and telephone number for the information and exchange agent is on the back cover of this prospectus.

Q:
How long will the exchange offer remain open?

A:
The exchange offer will expire at 5:00 p.m., New York City time, on June 21, 2004, unless we extend it.

Q:
How will I be notified if the exchange offer is extended?

A:
If we decide to extend the exchange offer, we will notify the exchange agent. We also will issue a press release or make another form of public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Q:
If I tender my old notes, when will I receive my new notes and the cash consideration?

A:
If you validly tender your old notes in the exchange offer, and provided that all conditions to the exchange offer are met and if we have not elected to terminate the exchange offer, you will receive the new notes and the cash consideration promptly after the expiration of the exchange offer.

Q:
May I tender a portion of the old notes that I hold?

A:
Yes. You do not have to tender all of the old notes that you hold in order to participate in this exchange offer.

Q:
May I revoke my tender of old notes at any time?

A:
Yes. If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee, you can revoke the tender of your old notes prior to the expiration of the exchange offer by directing your nominee to contact the exchange agent, American Stock Transfer & Trust Company, at its address on the back cover of this prospectus. If you hold old notes in your own name, you can revoke the tender of our old notes prior the expiration of the exchange offer by sending a written notice of withdrawal to the exchange agent, American Stock Transfer & Trust Company, at its address on the back cover of this prospectus.

Q:
Is the exchange offer conditioned upon a minimum number of your old notes being tendered in the exchange offer?

A:
No.

Q:
Will I receive any interest on the old notes that has been accruing since the last payment of interest?

A:
Yes. If we complete this exchange offer, you will receive accrued interest on the old notes from the last interest payment date to, but excluding, the closing date of the exchange offer. Interest on the new notes will start accruing on the closing date of the exchange offer.

Q:
What happens if I do not tender my old notes in the exchange offer?

A:
You will keep your old notes. However, if a significant number of our old notes are tendered and accepted for exchange in the exchange offer, the liquidity and the trading market for our old notes will likely be impaired.

Q:
What should I do if I have additional questions about the exchange offer?

A:
If you have any questions about the exchange offer, need additional copies of the exchange offer materials, or otherwise need assistance in connection with the exchange offer, please contact the information agent at the address and telephone number listed below.

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, New York 10038

Banks, brokers and others call toll free: (877) 248-6417

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ.

        All statements other than statements of historical fact included or incorporated by reference in this prospectus, including without limitation statements regarding our financial position, business strategy, and the plans and objectives of our management for future operations, are forward-looking statements. When used in this prospectus, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Readers are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

        You should carefully read the factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

RISK FACTORS

        You should carefully consider the risks described below, as well as the other information appearing in this prospectus and the documents to which we refer you, including those incorporated by reference, before you decide whether to tender your old notes in the exchange offer. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

        If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our old notes, our new notes and our common stock could decline.

Risks Related to the Exchange Offer

There is no public market for the new notes, and you may find it difficult to sell your new notes.

        While the new notes will be eligible for trading in the PORTAL Market, there is no public market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for notes such as these has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the new notes.

The liquidity of any trading market that currently exists for the old notes will likely be impacted due to the exchange offer, and holders of old notes who do not tender in the exchange offer may find it more difficult to sell their old notes.

        There is currently a limited trading market for the old notes. To the extent that old notes are tendered and accepted for exchange in the exchange offer, the trading market for the remaining old notes will be even more limited or may cease altogether. A debt security with a smaller outstanding aggregate principal amount, or "float," may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged old notes may be adversely affected. The reduced float may also make the trading prices of the old notes more volatile. Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $73,935,000 principal amount of the outstanding old notes, or approximately 57% of the aggregate outstanding principal amount of the old notes, has informed us that it intends to tender all of the old notes that it owns in this exchange offer.

Holders of new notes may not be able to convert their new notes into shares of our common stock in some situations where holders of old notes may affect such conversion.

        If you tender your old notes, due to the different market price condition in the new notes, you may convert your new notes into shares of our common stock only if our common stock appreciates, within a specified period, more than it would have had to appreciate for the old notes to be eligible for conversion, unless one of the other events permitting conversion has occurred. The market price condition for the old notes provides that the old notes may be converted if, during any quarter, our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that last trading day. In contrast, the market price condition for the new notes will provide that the new notes may be converted if, during any quarter, our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 150% of the conversion price per share of our common stock on that last trading day. Based on the current conversion price, holders of old notes will be able to convert their notes into shares of our common stock if our common stock price exceeds $28.96 for at least 20 trading days in a period of 30 consecutive trading days, while the price of our common stock must exceed $36.20 for the same period to enable holders of new notes to convert their notes. Our common stock price on June 7, 2004 was $23.00 per share. As a result, holders of new notes may not be able to realize some of the conversion value of their new notes as compared to the old notes. The $3.00 cash consideration we will pay in the exchange offer may not be sufficient to compensate for such loss.

Our board of directors has not made a recommendation with regard to whether or not you should tender your old notes in the exchange offer, nor has our company obtained a third-party determination that the exchange offer is fair to holders of the old notes.

        The exchange offer has been unanimously approved by our board of directors. We are not, however, making a recommendation whether holders of old notes should exchange their notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the old notes that the value of the new notes plus the cash consideration received in the exchange offer will equal or exceed, at any time, the value of the old notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks Relating to our Business

We operate in highly competitive industries and may be unable to compete effectively with other companies.

        We face intensive competition in each of our markets. We have a number of competitors, some of which are larger and have greater resources than us. We compete primarily on the basis of competitive prices, technical expertise, product differentiation, and quality of products and services. In addition, there can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business.

If we were to lose any of our largest customers, our results of operations could be significantly harmed.

        A small number of customers has accounted for a substantial portion of our historical net sales, and we expect that a limited number of customers will continue to represent a substantial portion of our net sales for the foreseeable future. Approximately 23% of our total sales and 75% of our specialty plastic films sales for the fiscal year ended September 30, 2003 were made to Procter & Gamble, which is our largest customer in the specialty plastic films segment. The Home Depot, Inc and Menards Inc. are significant customers of our garage doors segment and the Boeing Company and Lockheed Martin Corporation are significant customers of our electronic information and communication systems segments. Our future operating results will continue to substantially depend on the success of our largest customers and our relationships with them. Orders from these customers are subject to fluctuation, and may be reduced materially. Any reduction or delay in sales of our products to one or more of these customers could significantly harm our business. Our operating results will also depend on our ability to successfully develop relationships with additional key customers. We cannot assure you that we will retain our largest customers or that we will be able to recruit additional key customers.

Increases in raw material costs could adversely impact our financial condition and operating results.

        We purchase raw materials from various suppliers. While all our raw materials are available from numerous sources, commodity raw materials are subject to fluctuations in price. Because raw materials in the aggregate constitute significant components of our cost of goods sold, such fluctuations could have a material adverse effect on our results of operations. There have been recent price increases in plastic resins and steel, which are the basic raw materials used in the manufacture of our specialty plastic films and garage door products, respectively. Our ability to pass on to our customers increases in raw material prices is limited, and there is generally a time lag between our increased costs and our ability to increase our prices. We have not always been able to increase our prices to fully recoup our increased expense levels. In addition, sharp increases in raw material prices are more difficult to pass through to customers in a short period of time and may negatively affect our short-term financial performance.

Trends in the housing sector and in general economic conditions will directly impact our business.

        Our businesses in the garage door and the installation industries are influenced by market conditions for new home construction and renovation of existing homes. For the year ended September 30, 2003, approximately 55% of our total net sales were related to new home construction and renovation of existing homes. Trends in the housing sector directly affect our financial performance. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as the migration into the United States and migration of the population within the United States have an effect on our business. The historically low interest rates in recent periods have generated strong growth in the housing sector. If interest rates increase or there are adverse changes in any of the other factors affecting trends in the housing sector, activities in new housing construction and renovation of existing homes may decrease. Such a decrease may have a material adverse effect on our business, operating results or financial condition.

Our electronic information and communication systems business depends heavily upon government contracts.

        Our electronic information and communication systems business sells products to the U.S. government primarily as a subcontractor. We are generally a first tier supplier to prime contractors in the defense industry such as Boeing, Lockheed Martin, Northrop Grumman and BAE Systems. In the fiscal year ended September 30, 2003, U.S. government contracts and subcontracts accounted for approximately 8% of our sales. Our contracts involving the U.S. government may include various risks, including:

  •
  Termination by the government;

  •
  Reduction or modification in the event of changes in the government's requirements or budgetary constraints;

  •
  Increased or unexpected costs causing losses or reduced profits under contracts where our prices are fixed, or unallowable costs under contracts where the government reimburses us for costs and pays an additional premium;

  •
  The failure or inability of the prime contractor to perform its contract in circumstances where we are a subcontractor;

  •
  The failure of the government to exercise options for additional work provided for in the contracts; and

  •
  The government's right in certain circumstances to freely use technology developed under these contracts.

        The programs in which we participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs to which our development projects apply. Even if funding is continued, we may fail to compete successfully to obtain funding pursuant to such programs.

There can be no assurance that the capital expansion program that we are implementing in the specialty plastic films segment will be completed on schedule or that it will generate the revenue and profits anticipated.

        Our specialty plastic films segment has implemented a capital expansion program in fiscal year 2003 to support new opportunities with its major customers and to increase capacity throughout its operations. Equipment and plant additions over the next two years are anticipated to total between $60 and $70 million. Our new plants and equipment are not yet fully operational and are not yet contributing significantly to revenue. There can be no assurance that this capital expansion program will be completed on schedule or that it will generate the revenue or profits anticipated.

We must continually improve existing products, design and sell new products and manage the costs of research and development in order to compete effectively.

        The markets for our specialty plastic films and electronic information and communication systems businesses are characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, our future success depends on our ability to develop new technologies, products, processes and product applications.

        We develop our technologies and products through internally funded research and development and strategic partnerships with our customers. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research and development objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business, financial condition and results of operations may be materially and adversely affected if:

  •
  we are unable to improve our existing products on a timely basis;

  •
  our new products are not introduced on a timely basis or do not achieve sufficient market penetration;

  •
  we incur budget overruns or delays in our research and development efforts; or

  •
  our new products experience reliability or quality problems.

The loss of certain key officers or employees could adversely affect us.

        The success of our business is materially dependent upon the continued services of certain of our key officers and employees. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition.

Our businesses are subject to seasonal variations.

        Historically, our revenues and earnings are lowest in the second fiscal quarter ending on March 31 and highest in the fourth fiscal quarter ending September 30. The quarterly operating results fluctuation is mainly due to the seasonality in our garage door and installation businesses. The primary revenues of our garage door and installation businesses are driven by residential construction and renovation. Cold weather in the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse effect on the demand for our garage door products and installation services. Seasonal fluctuation in the demand for our garage door products and installation services could have a material adverse effect on our results of operations. Because a high percentage of our manufacturing overhead and operating expenses is relatively fixed throughout the year, operating margins have historically been lower in quarters with lower sales. As a result, our operating results and stock price could be volatile, particularly on a quarterly basis.

We are exposed to a variety of risks relating to our international sales and operations, including local economic and political conditions and fluctuations in exchange rates.

        We own properties and conduct operations in Europe and South America through our foreign subsidiaries. Sales of our products from our foreign subsidiaries accounted for approximately 17% of our net sales for the fiscal year ended September 30, 2003. These foreign sales could be adversely affected by changes in various foreign countries' political and economic conditions, trade protection measures, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Currency fluctuations between the U.S. dollar and the currencies in the foreign countries or regions in which we do business may have an impact on our future operating results.

We may not be able to protect our proprietary rights.

        We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect our proprietary rights. Such measures provide only limited protection. We cannot assure you that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar technologies.

We are exposed to product liability claims.

        We may be exposed to product liability claims in the future relating to the performance of our products or the performance of a product in which any of our products was a component part. There can be no assurance that product liability claims will not be brought against us in the future, either by an injured customer of an end product manufacturer who used one of our products as a component or by a direct purchaser from us. In addition, no assurance can be given that indemnification from our customers or coverage under insurance policies will be adequate to cover future product liability claims against us. Moreover, liability insurance is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted against us. Furthermore, if any significant claims are made against us, our business may be adversely affected by any resulting negative publicity.

We have been, and may in the future be, subject to claims and liabilities under environmental laws and regulations.

        Our operations and assets are subject to federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, or otherwise relating to health, safety and protection of the environment. We do not expect to make any expenditures with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on our business, operating results or financial condition. However, the applicable requirements under the law may change at any time.

        We can also incur environmental liabilities in respect of sites that we no longer own or operate, as well as third party sites to which we sent hazardous materials in the past. We cannot assure you that material costs or liabilities will not be incurred in connection with such claims. A site in Peekskill in the town of Cortland, New York was previously owned and used by two of our subsidiaries. The Peekskill site was sold in December 1982. In 1984, we were advised by the New York State Department of Environmental Conservation ("DEC") that random sampling of the Peekskill site indicated concentrations of solvents and other chemicals common to the operations of our subsidiary that used the site. In May 1996, our subsidiary that formerly owned the site entered into a consent order with the DEC to investigate and remediate environmental conditions at this site, including the performance of a remedial investigation and feasibility study. After completing the initial remedial investigation, such subsidiary now is required to perform a supplemental remedial investigation under the consent order. We believe, based on facts presently known to us, that the outcome of this matter will not have a material adverse effect on our results of operations and financial conditions. We cannot assure you, however, that the discovery of presently unknown environmental conditions, changes in environmental laws and regulations or other unanticipated events will not give rise to claims that may involve material expenditures or liabilities.

Our compliance with restrictions and covenants in our debt agreements may limit our ability to take corporate actions and harm our business.

        Our debt agreements contain a number of covenants that significantly restrict our ability to issue additional debt and our ability to pay dividends. Under our revolving credit agreement we are also required to comply with specific financial ratios and tests. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the compliance of the covenants and restrictions in our debt agreements, our lenders could declare all of the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, our business could be harmed.

Risks Relating to an Investment in the Notes and our Common Stock

Our obligations under the notes will be unsecured and will be subordinated to all of our existing and future senior debt.

        Our obligations under the notes are unsecured and will rank junior in priority of payment to all of our present and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the notes. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. In addition, upon a payment default with respect to designated senior debt, a covenant default entitling designated senior debt to accelerate or upon acceleration of the notes, the holders of our senior debt will be entitled to be paid before any payment will be made on the notes. As of March 31, 2004, no amounts were outstanding under our revolving credit agreement. Our borrowings under senior credit facilities may be higher in the future. We also have or may incur new or additional obligations under letters of credit, guarantees, foreign exchange contracts or interest swap contracts that will be senior to our obligations under the notes. The notes and the related indentures do not limit our ability to incur additional indebtedness, liabilities and obligations.

Creditors of our subsidiaries will get paid before you will get paid.

        We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. In the future, we may change some portion of our business that we operate through our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and are subject to contractual or statutory restrictions.

        In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, if any. Therefore, holders of the notes should look only to our assets for payments on the notes. The notes and the related indentures do not limit the ability of any of our subsidiaries to incur additional indebtedness, liabilities or obligations. As of March 31, 2004, our subsidiaries had approximately $207 million in liabilities.

If we experience a change in control, we may be unable to purchase your notes as required under the indenture.

        Upon a change in control, as defined in each indenture, you will have the right to require us to repurchase your notes. If we experience a change in control and do not have sufficient funds to pay the repurchase price for all of the notes you tendered, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, a change in control might breach a covenant under our revolving credit agreement and may be otherwise restricted by that facility, and may be prohibited or limited by, or create an event of default under, other agreements relating to borrowings that we may enter into from time to time. Borrowings under our revolving credit agreement are, and other borrowings are likely to be, senior indebtedness. Therefore, a change in control at a time when we cannot pay for your notes that are tendered as a result of such change in control could result in your receiving substantially less than the principal amount of the notes. See "Description of Our Notes—Right to Require Purchase of Notes upon a Change in Control" and "—Subordination."

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

        Holders of the notes are entitled to convert the notes into shares of our common stock, among other circumstances, if the "market price condition" is satisfied. Unless and until this contingency or another conversion contingency is met, the shares of our common stock underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would, depending on the relationship between the interest on the notes and the earnings per share of our common stock, be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

You will recognize income for federal income tax purposes significantly in excess of current cash payments.

        We treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result of this treatment, if you own the notes, you are required to include amounts in income significantly in excess of the stated interest on the notes. Any gain you recognize will generally be ordinary interest income; any loss will be ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, should not have recognized ordinary income upon the conversion, and should have recognized capital gain or loss, rather than ordinary income or loss upon a taxable disposition of the notes. See "Certain United States Federal Income Tax Considerations."

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

        The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

We may be unable to raise additional financing necessary to conduct our business, make payments when due or refinance our debt.

        We may need to raise additional funds in the future in order to implement our business plan, to refinance our debt or to acquire complementary businesses or products. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, holders of common stock may experience significant dilution of their ownership interest and these securities may have rights senior to those of the holders of our common stock.

Our indebtedness and interest expense will limit our cash flow and could adversely affect our operations and our ability to make full payment on your notes.

        Our indebtedness poses risks to our business, including the risks that:

  •
  we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, product development and other general corporate purposes;

  •
  insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

  •
  our level of indebtedness may make us more vulnerable to economic or industry downturns.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interests in us. We are authorized to issue, without stockholder approval, 3,000,000 shares of preferred stock in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 85,000,000 shares of common stock, of which approximately 29,521,130 shares were outstanding as of March 31, 2004. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the New York Stock Exchange under the symbol "GFF." As of June 7, 2004, there were approximately 14,700 holders of record of our common stock. The following table sets forth for the fiscal quarters indicated the high and low sale prices for our common stock as reported on the New York Stock Exchange.

	High	Low
2002:
Third quarter	$20.00	$16.24
Fourth quarter	18.40	10.65
2003:
First quarter	$13.86	$10.27
Second quarter	14.49	12.28
Third quarter	16.55	12.85
Fourth quarter	19.21	15.75
2004:
First quarter	$21.18	$17.98
Second quarter	23.35	19.71
Third quarter (through June 7)	23.35	20.52

CAPITALIZATION

        The table below shows our capitalization as of March 31, 2004 on an actual basis and on an as adjusted basis, assuming that all of the old notes are exchanged pursuant to the exchange offer. This information should be read together with our consolidated financial statements, including the notes thereto, and other financial information incorporated by reference in this prospectus, or contained in the documents incorporated by reference in this prospectus. See "Where You Can Find Additional Information."

	As of March 31, 2004
	Actual	As Adjusted
	(in thousands)
Debt:
Short-term debt, including current portion of long-term debt	$11,647	$11,647
4.0% Contingent convertible subordinated notes Due 2023 (first series)	130,000	—
4.0% Contingent convertible subordinated notes Due 2023 (second series)	—	130,000
Other long-term debt	23,524	23,524

Total debt	165,171	165,171

Stockholders' equity:
Common stock, par value $0.25 per share; 85,000,000 shares authorized; 37,917,039 shares issued	9,479	9,479
Capital in excess of par value	113,764	113,764
Retained earnings	306,403	306,403
Treasury shares, at cost, 8,395,909 shares	(122,957)	(122,957)
Accumulated other comprehensive income	(3,882)	(3,882)
Deferred compensation	(3,268)	(3,268)

Total stockholders' equity	299,539	299,539

Total capitalization	$464,710	$464,710

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated operating data for the fiscal years ended September 30, 2002 and 2003 and the selected consolidated balance sheet data as of September 30, 2002 and 2003 are derived from our audited consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related notes for more information.

        The selected consolidated operating data for the fiscal year ended September 30, 2001 has been derived from our consolidated financial statements audited by Arthur Andersen LLP that are incorporated by reference into this prospectus. The selected consolidated operating data for the fiscal years ended September 30, 1999 and 2000 and the selected consolidated balance sheet data as of September 30, 1999, 2000 and 2001 have been derived from our consolidated financial statements audited by Arthur Andersen LLP that are not included or incorporated by reference in this prospectus. See "Experts."

        The selected consolidated operating data for the six months ended March 31, 2003 and March 31, 2004 and the selected consolidated balance sheet data as of March 31, 2004 are derived from our unaudited consolidated financial statements, and include, in the opinion of management, all adjustments, including normal recurring adjustments, necessary to present fairly the results of operations and financial position for the periods presented. These results are not necessarily indicative of the results that may be expected for future periods.

	Years Ended September 30,					Six Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except ratios and per share amounts)
Operating Data:
Net Sales	$1,032,697	$1,118,386	$1,160,125	$1,192,604	$1,254,650	$579,484	$656,138
Costs and expenses(1)	994,504	1,063,464	1,088,711	1,125,087	1,168,247	545,833	608,138

Income from operations	38,193	54,922	71,414	67,517	86,403	33,651	48,000
Interest expense	(7,871)	(11,785)	(11,065)	(4,569)	(4,867)	(2,092)	(4,090)
Interest income and other, net	1,759	312	1,378	1,455	1,529	758	1,096

Income before income taxes	32,081	43,449	61,727	64,403	83,065	32,317	45,006
Provision for income taxes	11,870	17,380	25,308	22,506	29,876	12,280	16,652

Income before minority interest and cumulative effect of a change in accounting principle	20,211	26,069	36,419	41,897	53,189	20,037	28,354
Minority Interest	—	(1,189)	(5,826)	(7,843)	(10,167)	(4,500)	(6,577)

Income before cumulative effect of a change in accounting principal	20,211	24,880	30,593	34,054	43,022	15,537	21,777
Cumulative effect of a change in accounting principle, net of income taxes(2)	—	(5,290)	—	(24,118)	—	—	—

Net income	$20,211	$19,590	$30,593	$9,936	$43,022	$15,537	$21,777

Basic earnings per share of common stock:
Income before cumulative effect of a change in accounting principle	$.60	$.75	$.93	$1.03	$1.33	$.47	$.73
Cumulative effect of a change in accounting principle	—	(.16)	—	(.73)	—	—	—

Net income	$.60	$.59	$.93	$.30	$1.33	$.47	$.73

Diluted earnings per share of common stock:
Income before cumulative effect of a change in accounting principle	$.60	$.75	$.92	$.97	$1.28	$.46	$.69
Cumulative effect of a change in accounting principle	—	(.16)	—	(.69)	—	—	—

Net income	$.60	$.59	$.92	$.28	$1.28	$.46	$.69

Ratio of earnings to fixed charges:	2.6	2.8	3.6	5.2	6.3		5.7

(1)
Includes charges of $3,500 in 1999 and $10,200 in 2002 to divest operations and facilities.

(2)
Includes changes in accounting principle to adopt newly issued accounting standards relating to accounting for start-up costs and goodwill.

	At September 30,					At March 31,
	1999	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,242	$26,616	$40,096	$45,749	$69,816	$58,540
Working capital	189,023	191,663	205,878	193,194	249,620	251,965
Total assets	533,440	582,026	584,993	587,694	678,730	696,293
Convertible subordinated notes	—	—	—	—	130,000	130,000
Other long-term debt, less current portion	127,652	125,916	108,615	74,640	26,265	23,524
Stockholders' equity	250,221	263,961	293,853	292,969	284,054	299,539

THE EXCHANGE OFFER

Terms of the Exchange Offer

        This prospectus and the related letter of transmittal for the exchange offer set forth the terms and conditions of the exchange offer.

        We are making the exchange offer because changing the condition of conversion of the old notes will reduce potential volatility on our reported earnings per share and reduce the likelihood of dilution to our stockholders, which we believe will be in our best interest and in the best interest of our stockholders. Under this exchange offer, we are offering to exchange $1,000 principal amount of our newly issued 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series) and $3.00 in cash for each $1,000 principal amount of our currently outstanding 4.0% Contingent Convertible Subordinated Notes Due 2023 (first series). Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $73,935,000 principal amount of the outstanding old notes, or approximately 57% of the aggregate principal amount of the old notes, has informed us that it intends to tender all of the old notes that it owns in this exchange offer.

        At the time the new notes are issued on the closing date of the exchange offer, we will pay, in cash, to holders of old notes tendered in the exchange offer all accrued and unpaid interest on such old notes to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

        We will pay the cash portion of the exchange consideration on the settlement date, which will be promptly after the expiration date of the exchange offer. We expect that the settlement date will be one business day after the expiration date. We will make all payments by the deposit of immediately available funds with the exchange agent. The exchange agent will act as agent for tendering holders for the purpose of receiving payments from us and transmitting the payments to the holders. The exchange agent will pay DTC the aggregate amount of the cash we owe holders to be delivered in exchange for the old notes held in global form tendered and accepted in the exchange offer, and holders will receive the applicable portion of such cash pursuant to the applicable procedures established by DTC and its participants.

        You may tender all, some or none of your old notes.

        Holders must tender old notes in a principal amount of $1,000 or integral multiples of $1,000. The new notes will be issued in denominations of $1,000 principal amount or integral multiples thereof.

        The exchange offer is not being made to, and we will not accept tenders of old notes from, holders of old notes in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or "blue sky" laws of that jurisdiction. Our board of directors and officers do not make any recommendation to the holders of old notes as to whether or not to tender all or any portion of their old notes in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your old notes in the exchange offer and, if so, the amount of your old notes to tender.

Expiration Date

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on June 21, 2004, unless we extend the exchange offer. We may, at any time and from time to time, extend the expiration date for the exchange offer for any reason, subject to applicable law. The last date on which tenders of old notes will be accepted, which is June 21, 2004, or any later date to which the exchange offer may be extended, is referred to in this prospectus as the expiration date. Subject to the conditions described below, and assuming that we have not previously elected to amend in any respect the exchange offer for any reason or no reason, in our sole and absolute discretion, we will accept for exchange all old notes that are properly tendered on or prior to the expiration date and not withdrawn in the manner described below. See the section of this prospectus entitled "—Conditions for Completion of the Exchange Offer." The form and terms of the new notes are described in this prospectus under the caption "Description of Our Notes."

Extensions; Amendments; Termination

        We expressly reserve the right, in our sole and absolute discretion and for any reason, to:

  •
  extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of old notes in the manner described below; and

  •
  amend the terms of the exchange offer, other than the condition that the registration statement be effective under the Securities Act of 1933.

        We may also terminate the exchange offer under certain circumstances. We will promptly return any old notes in the event of such termination. See "—Conditions for Completion of the Exchange Offer."

        If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

        We will give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        Your tender to us of old notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal for the exchange offer. By signing the letter of transmittal or delivering an agent's message pursuant to DTC's Automated Tender Offer Program (commonly known as "ATOP") procedures, as described below, you will be deemed to have made the representations and warranties contained in the letter of transmittal for the exchange offer in connection with your tender of old notes in the exchange offer.

        All of the old notes are evidenced by one or more global notes that have been deposited with the trustee for the old notes as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Therefore, to validly tender old notes in the exchange offer, you must comply with the procedures described below.

Tender of Old Notes Held Through a Custodian

        If you are a beneficial holder of old notes that are held of record by a bank, depository institution, broker, dealer, trust company or other nominee and you wish to tender your old notes in the exchange offer, you must contact such registered holder promptly and instruct the custodian to tender your old notes on your behalf. Your custodian will provide you with their instruction letter, which you must use to give these instructions.

Tender of Old Notes Held Through DTC

        If you are a beneficial owner of old notes that are held of record by DTC or its nominee, through authority granted by DTC, you must direct the DTC participant through which your old notes are held in DTC to tender your old notes on your behalf in accordance with the procedures described below. To effectively tender old notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then credit the exchange agent's account, verify the acceptance and send an agent's message to the exchange agent for its acceptance.

        Delivery of old notes that are tendered in the exchange offer must be made to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below. No letters of transmittal will be required to tender old notes through ATOP.

        To tender old notes in the exchange offer:

  •
  the exchange agent must receive: (1) either a completed and signed letter of transmittal for the exchange offer, or an electronic confirmation pursuant to DTC's ATOP system indicating the principal amount of old notes to be tendered in the exchange offer and any other documents, if any, required by the letter of transmittal, and (2) prior to the expiration date of the exchange offer, a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, in accordance with the procedures for book-entry transfer described below; or

  •
  the holder of such old notes must comply with the guaranteed delivery procedures described below.

Book-Entry Delivery Procedures

        Your old notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by having DTC transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although your old notes may be tendered through book-entry transfer at the DTC facility, the letter of transmittal for the exchange offer (or a facsimile of it) or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent for the exchange offer at its address listed below under "Information and Exchange Agent" and on the back cover of this prospectus prior to the expiration of the exchange offer. You or your broker must ensure that the exchange agent receives an agent's message from DTC confirming the book-entry transfer of your old notes. An agent's message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the notes that such participant agrees to be bound by the terms of the letter of transmittal for the exchange offer. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent. If you are an institution which is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding old notes through a financial institution.

        Do not send letters of transmittal for the exchange offer or other required documents to us.

        It is your responsibility to ensure that all necessary materials get to the exchange agent before the expiration of the exchange offer. If the exchange agent does not receive all of the required materials before the expiration of the exchange offer, your old notes will not be validly tendered in the exchange offer.

        Any old notes that are not accepted for exchange pursuant to the exchange offer for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We will have accepted the validity of old notes tendered in the exchange offer if and when we give oral or written notice to the exchange agent for the exchange offer. The exchange agent will act as the tendering holders' agent for purposes of receiving the new notes from us. If we do not accept any old notes tendered in the exchange offer for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those old notes tendered in the exchange offer to the holder thereof, without expense, promptly after the expiration or termination of the exchange offer via book-entry transfer through DTC.

Our Interpretations Are Binding

        We will determine in our sole and absolute discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of old notes tendered in the exchange offer. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all particular old notes that are not properly tendered in the exchange offer or to not accept any particular old note if the acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer (except as described in this prospectus) as to any particular old notes, either before or after the expiration date of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date of the exchange offer, including the related letter of transmittal for the exchange offer and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes in the exchange offer must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes in the exchange offer, nor shall we or any of them incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and you cannot complete the procedures for book-entry transfer described above on a timely basis, you may still tender your old notes in the exchange offer if:

  •
  you tender your old notes through an eligible institution;

  •
  prior to the expiration of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal for the exchange offer (or a facsimile copy of it) or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

  •
  sets forth the name and address of the holder of old notes and the amount of old notes being tendered in the exchange offer;

  •
  states that the tender is being made thereby; and

  •
  guarantees that within three trading days after the expiration date of the exchange offer, a book-entry confirmation of delivery and any other documents required by the letter of transmittal for the exchange offer, if any, will be deposited by the eligible institution with the exchange agent; and

  •
  book-entry confirmation of delivery and all other documents, if any, required by the letter of transmittal for the exchange offer are received by the exchange agent within three trading days after the expiration date of the exchange offer.

        The notice of guaranteed delivery relating to the exchange offer must be sent by hand delivery or by facsimile to the exchange agent and must include a guaranty by an eligible institution in the form set forth in the notice of guaranteed delivery relating to the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes and Cash Consideration

        Subject to our right to amend the exchange offer at any time in our sole and absolute discretion prior to the expiration date of the exchange offer, and upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and not withdrawn, and will issue the new notes promptly after acceptance of the old notes. The section of this prospectus entitled "—Conditions for Completion of the Exchange Offer" provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

        Any old notes we acquire pursuant to the exchange offer will be retired. The new notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Under this exchange offer, we are offering to exchange $1,000 aggregate principal amount of our newly issued 4.0% Contingent Convertible Subordinated Notes Due 2023 (second series) and $3.00 in cash for each $1,000 aggregate principal amount of our currently outstanding 4.0% Contingent Convertible Subordinated Notes Due 2023 (first series), that are validly tendered. Deutsche Bank Securities Inc., which has advised us that it is the beneficial owner of $73,935,000 principal amount of the outstanding old notes, or approximately 57% of the aggregate outstanding principal amount of the outstanding old notes, has informed us that it intends to tender all of the old notes that it owns in this exchange offer. Old notes accepted for exchange pursuant to the exchange offer will cease to accrue interest from and after the date of consummation of the exchange offer. At the time the new notes are issued on the closing date of the exchange offer, we will pay to holders of the old notes tendered for exchange all accrued and unpaid interest on such old notes to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer. In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of such old notes into the exchange agent's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal for the exchange offer or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

  •
  all other required documents, if any.

        If we do not accept any old notes tendered in the exchange offer for any reason described in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the old notes that are not exchanged will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

        We will deposit the cash for the exchange offer with the exchange agent prior to the closing date of the exchange offer, which closing date shall promptly follow the expiration date of the exchange offer. If the old notes are held in physical certificates, the exchange agent will deliver the holder a check in the amount of cash that we owe the holder promptly after acceptance of the old notes. If the old notes are held in global form through DTC, the exchange agent will pay DTC the aggregate amount of the cash we owe holders to be delivered in exchange for the old notes held in global form tendered and accepted in the exchange offer, and each holder will receive the applicable portion of such cash pursuant to the applicable procedures established by DTC and its participants.

Withdrawal Rights

        You may withdraw any old notes that you previously tendered in the exchange offer at any time prior to the expiration of the exchange offer.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, listed in the section of this prospectus entitled "—Information and Exchange Agent" and on the back cover of this prospectus prior to the expiration of the exchange offer. Any notice of withdrawal must:

  •
  specify the name of the holder that tendered the old notes to be withdrawn;

  •
  contain a statement that you are withdrawing your election to tender your old notes in the exchange offer;

  •
  specify the principal amount of the old notes to be withdrawn;

  •
  be signed by you in the same manner as the original signature on the letter of transmittal for the exchange offer by which the old notes were previously tendered, including any required signature guarantees; and

  •
  if you have tendered your old notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        In addition, you may withdraw any old notes that were previously tendered in the exchange offer after July 16, 2004, unless we have accepted your old notes for exchange pursuant to the exchange offer.

        Any old notes so withdrawn will be deemed not to have been validly tendered in the exchange offer and no new notes will be issued in exchange for any withdrawn old notes unless they have been validly retendered in the exchange offer. Any old notes that have been tendered in the exchange offer, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered in the exchange offer by following the procedures described under the heading "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration of the exchange offer.

Conditions for Completion of the Exchange Offer

        We will not accept old notes for exchange pursuant to the exchange offer, and we may terminate, not complete or extend the exchange offer if:

  •
  the registration statement covering the issuance of new notes pursuant to the exchange offer is not effective under the Securities Act of 1933 immediately prior to the closing of the exchange offer; or

  •
  the Form T-1 with respect to the indenture governing the new notes is not effective under the Trust Indenture Act of 1939 immediately prior to the closing of the exchange offer.

        In addition, we may decide not to accept old notes for exchange, and we may decide to terminate or not complete the exchange offer, if:

  •
  any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or in our sole judgment, impair the contemplated benefits of the exchange offer to us;

  •
  any of the following occurs and the adverse effect of such occurrence is, in our reasonable judgment, continuing:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

  •
  any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from the date of the commencement of the exchange offer;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

  •
  any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

  •
  a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

  •
  if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

  •
  any tender or exchange offer, other than the exchange offer described in this prospectus by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity;

  •
  any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in our or our subsidiaries' business condition, income, operations, stock ownership or prospects or any event or condition occurs that, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer;

  •
  any person, entity or group (as that term used in Section 13(d)(3) of the Securities Exchange Act of 1934 ("Group")) acquires more than five percent (5%) of our outstanding shares of common stock, other than a person, entity or Group which had publicly disclosed such ownership with the Securities and Exchange Commission prior to the date of commencement of the exchange offer;

  •
  any such person, entity or Group which had publicly disclosed such ownership prior to such date of commencement of the exchange offer acquires additional shares of our common stock constituting more than two percent (2%) of our outstanding shares of common stock; or

  •
  any new Group is formed that beneficially owns more than five percent (5%) of our outstanding shares of common stock and which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or otherwise accept any old notes for exchange pursuant to the exchange offer.

        If any of the above events occur, we may:

  •
  terminate the exchange offer and promptly return all old notes tendered in the exchange offer to tendering holders of such old notes;

  •
  complete and/or extend the exchange offer and, subject to your withdrawal rights described in the section of this prospectus entitled "—Withdrawal Rights," retain all old notes tendered in the exchange offer until the extended exchange offer expires;

  •
  amend the terms of the exchange offer; or

  •
  waive any unsatisfied condition to the exchange offer (other than the conditions relating to the effectiveness of the registration statement and qualification of the new note indenture) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

        The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition (other than the conditions relating to the effectiveness of the registration statement and qualification of the new notes indenture) in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of our rights under any of the conditions described above will not be deemed a waiver of any such rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties. In addition, we will not accept for exchange any old notes tendered in the exchange offer, and no new notes will be issued in exchange for any such old notes pursuant to the exchange offer, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

Fees and Expenses

        We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of old notes under the exchange offer. We have retained American Stock Transfer & Trust Company to act as the information and exchange agent. American Stock Transfer & Trust Company may contact holders of old notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. American Stock Transfer & Trust Company will receive reasonable compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws.

        The information and exchange agent has not been retained to make solicitations or recommendations. The fees it receives will not be based on the principal amount of old notes tendered under the exchange offer.

        We will not pay any fees or commissions to any broker or dealer or any other person. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us with cash on hand.

Information and Exchange Agent

        American Stock Transfer & Trust Company has been appointed as the information and exchange agent for the exchange offer. All executed letters of transmittal for the exchange offer should be directed to American Stock Transfer & Trust Company at the address listed below. Questions about the exchange offer, requests for assistance in connection with the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal for the exchange offer and requests for notices of guaranteed delivery should be directed to American Stock Transfer & Trust Company addressed as follows:

American Stock Transfer & Trust Company

By regular, registered or certified mail, hand delivery or overnight courier:

59 Maiden Lane, Plaza Level
New York, New York 10038
Attention: Exchange Department

For information call toll-free:
(877) 248-6417

By facsimile transmission (for eligible institutions only):
(718) 234-5001
Attention: Exchange Department

Confirm by Telephone:
(877) 248-6417

        If you deliver the letter of transmittal for the exchange offer to an address other than as listed above or transmission of instructions via facsimile other than as listed above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal or transmission of instructions.

Recommendation

        We are not making any recommendation regarding whether you should tender your old notes in the exchange offer, and, accordingly, you must make your own determination as to whether to tender your old notes for exchange in the exchange offer.

Consequences of Exchanging or Failing to Exchange Old Notes

        The liquidity and trading market of the old notes that are not tendered in the exchange offer will likely be impaired to the extent that any old notes are tendered and accepted for exchange in the exchange offer. In addition, to the extent that old notes are not exchanged for new notes, the liquidity and trading market for the new notes will also be adversely affected.

DESCRIPTION OF OUR NOTES

        The following description is only a summary of the material provisions of the old notes and the new notes and the related indentures. The terms of the notes include those stated in the related indentures and those made part of the related indentures by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the "company," "we," "us," "our" and "Griffon" include only Griffon Corporation and not its subsidiaries. Unless otherwise specified, references to "notes" include both the old notes and the new notes and references to the "indentures" include both the indenture for the old notes and the indenture for the new notes.

General

        On July 18, 2003, we issued $125,000,000 aggregate principal amount of old notes, and on July 29, 2003, we issued an additional $5,000,000 aggregate principal amount of old notes. The notes are our unsecured obligations, subordinated in right of payment to senior indebtedness to the extent provided in the indenture pursuant to which the old notes were issued, which we refer to as the old indenture, and will mature on July 18, 2023, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder," or upon a change in control of Griffon as described under "—Right to Require Purchase of Notes upon a Change in Control "or converted at a holder's option as described under "—Conversion Rights."

        The old notes and the new notes will initially be identical in all respects, other than with respect to the satisfaction of the "Market Price Condition" and the "Trading Price Condition" as described below under "Conversion Rights."

        Interest on the notes accrues at the rate of 4.0% per annum and is payable semiannually on January 18 and July 18 of each year. Upon completion of the exchange offer, we will pay holders of our old notes accrued and unpaid interest on any of our old notes that are tendered and accepted for exchange in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date to, but excluding, the closing date of the exchange offer. The new notes will be issued pursuant to an indenture, which we refer to as the new indenture (and, together with the old indenture, the indentures), and will accrue interest from the date of issuance. We will make each interest payment to persons who are holders of record of the notes on the immediately preceding January 1 and July 1, whether or not this day is a business day. Interest (including contingent interest and liquidated damages, if any) payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including contingent interest and, in the case of the old notes, liquidated damages, if any) on, the notes at the office or agency maintained by the trustee for the notes in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses. However, a holder of notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America. Except under the limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and may be represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

        The indentures do not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and do not contain any financial covenants.

Other than as described under "—Right to Require Purchase of Notes upon a Change in Control," the indentures contain no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

Contingent Interest

        Subject to the accrual, record date and payment provisions described above, beginning with the six-month interest period commencing July 18, 2010, contingent interest will also accrue during any six-month interest period where the average trading price (as determined below) for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals $1,200 or more. During any period in which contingent interest accrues, it will be payable at a rate per annum equal to 0.50% of such average trading price.

        Upon determination that contingent interest on the notes will accrue during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and notify the trustee. Although the indentures do not obligate us to do so, we also expect to publish such information on our web site at http://www.griffoncorp.com.

        The "trading price" will be determined separately for the new notes and the old notes. The trading price of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee acting as calculation agent taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate.

Conversion Rights

        Subject to the restrictions described in this "Description of Our Notes," a holder may convert any outstanding notes into shares of our common stock at a conversion price per share of $24.13. This represents an initial conversion rate of approximately 41.4422 shares per $1,000 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

  General

        Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:

  •
  in the case of the old notes, during any quarter commencing after the issuance of the old notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that last trading day (the "market price condition" for the old notes);

  •
  in the case of the new notes, during any quarter commencing after the issuance of the new notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 150% of the conversion price per share of our common stock on that last trading day (the "market price condition" for the new notes);

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred;

  •
  during the five trading day period after any five consecutive trading day period in which the average trading price of $1,000 principal amount of notes for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes; provided, that if on the date of conversion pursuant to the trading price condition, the price of our common stock is greater than the conversion price but less than 120% (in the case of the old notes), or 150% (in the case of the new notes), of the effective conversion price, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes plus accrued but unpaid interest (including contingent interest), if any, as of the conversion date; or

  •
  upon the occurrence of specified corporate transactions.

        Based on the current conversion price, holders of old notes will be able to convert their notes into shares of our common stock if our common stock price exceeds $28.96 for at least 20 trading days in a period of 30 consecutive trading days, while the price of our common stock must exceed $36.20 for the same period to enable holders of new notes to convert their notes. Our common stock price on June 7, 2004 was $23.00 per share.

        In addition, in respect of any note presented for conversion, we may, at our option, in lieu of delivering shares of common stock, elect to pay the holder surrendering such note an amount of cash equal to the average of the common stock price for the five consecutive trading days immediately following (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption with respect to such note, specifying that we intend to deliver cash upon conversion, in either case multiplied by the number of shares of common stock issuable upon conversion of such note on that date. We will inform holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of the delivery of shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "—Optional Redemption of the Notes." If we deliver only shares of common stock upon conversion, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to satisfy all or a portion of our obligation to deliver shares upon conversion in cash, the payment, including any delivery of common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "—Events of Default" (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).

        The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions reported on the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

        If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described, respectively, under "—Repurchase of Notes at the Option of the Holder" or "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion into shares of common stock during the five trading day period immediately after any five consecutive trading day period in which the trading price (as determined following a request by a holder of the notes in accordance with the procedures described below) of $1,000 principal amount of notes for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the "trading price condition"); provided, that if on the date of any conversion pursuant to the trading price condition, the price of our common stock is greater than the effective conversion price but less than 120%, in the case of the old notes, or 150%, in the case of the new notes, of the effective conversion price at such time, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes plus accrued but unpaid interest (including contingent interest), if any, as of the conversion date ("principal value conversion"). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable stock price as of the conversion date. We will deliver such common shares no later than the third business day following the determination of the applicable stock price. The "effective conversion price" is, as of any date of determination, a dollar amount (currently $24.13) derived by dividing $1,000 by the conversion rate then in effect (assuming a conversion date eight trading days prior to the date of determination).

        The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price would be less than 95% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the conversion rate.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the then current market price; or

  •
  distribute to all holders of shares of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the date that is 15 days prior to the anticipated date of such transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its notes into shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its notes as described under "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Rate Adjustments

        We will adjust the conversion price if (without duplication):

          (1)   we issue shares of common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

          (2)   we subdivide, combine or reclassify our common stock;

          (3)   we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

          (4)   we distribute to all holders of shares of our common stock evidences of our indebtedness, shares of capital stock (other than shares of our common stock), securities, property, rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) any dividend or distribution referred to in clause (1) above;

          (5)   we declare a cash dividend or distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price-Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion, provided further that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the record date for such cash dividend or distribution;

        "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock.

          (6)   we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

          (7)   someone other than Griffon or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of our common stock outstanding, and (b) the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        If the rights provided for in our stockholder rights agreement, dated as of May 9, 1996, and any subsequent similar rights plan, have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holder will receive, in addition to shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See "Description of Capital Stock—Stockholders Rights Plan." To the extent that we adopt any future rights plan, upon conversion of notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made.

        Our existing stockholders rights plan expires on May 9, 2006. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

        No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% in the conversion price as last adjusted; provided, however, that any adjustments which by reason of the foregoing are not required to be made will be carried forward and taken into account in any subsequent adjustment.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon our common stock price on the date of conversion.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest, including contingent interest and, in the case of the old notes, liquidated damages, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and, in the case of the old notes, liquidated damages, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

        If we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes and the conversion price of the notes is decreased, this decrease will generally be deemed to be the receipt of taxable income by holders of the notes and would generally result in withholding taxes for Non-U.S. Holders.

        We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in our best interests. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

Subordination

        The payment of the principal of, premium, if any, and interest (including contingent interest and liquidated damages, if any) on the notes is subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. Each of the indentures requires us to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under either indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default in respect of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from a person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage based on a nonpayment default may be commenced for a default unless:

  •
  365 consecutive days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice, unless such nonpayment default shall have ceased to exist for a period of at least 60 consecutive days prior to the date of such subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indentures. If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries and, consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. In the future, we may change some portion of our business that we operate through our subsidiaries.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and are subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subject to the rights of the holders of any security interest in the assets of our subsidiaries and subordinate to any indebtedness of our subsidiaries senior to that held by us.

        As of March 31, 2004, we had approximately $46 million of senior indebtedness outstanding and our subsidiaries had approximately $207 million of liabilities, to which the notes would have been structurally subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we or our subsidiaries incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time that we and/or our subsidiaries may incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "Credit Agreement" means the Loan Agreement, dated as of October 25, 2001, among Griffon, Telephonics Corporation, the Lenders Party Thereto and Fleet National Bank, as Administrative Agent and The Chase Manhattan Bank, as Documentation Agent, as such agreement may be amended, supplemented or otherwise modified from time to time. The Credit Agreement includes any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, whether immediately after the termination of the existing Credit Agreement or later (including increasing the amount of available borrowings or adding our subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under any such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

        "designated senior indebtedness" means (i) any indebtedness under or in respect of the Credit Agreement and (ii) any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indentures (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

          (1)   all of our indebtedness, obligations and other liabilities, contingent or otherwise, (a) for borrowed money, including overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by credit or loan, agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (2)   all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

          (3)   all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

          (4)   all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

          (5)   all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6)   all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

          (7)   any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        Indebtedness shall not include obligations of any person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices or (iii) stand-by letters of credit to the extent collateralized by cash or cash equivalents.

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include (i) any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal or pari passu in right of payment with or junior in right of payment to the notes; (ii) any indebtedness we owe to any of our subsidiaries and (iii) the notes.

Optional Redemption of the Notes

        Beginning on July 26, 2010, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued but unpaid interest (including contingent interest and, in the case of the old notes, liquidated damages, if any) up to but not including the date of redemption. We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. If we choose to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate, provided that old notes and new notes will be redeemed on a pro-rata basis, based on their then-outstanding principal amounts. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of the notes on July 18, 2010, 2013 and 2018. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued but unpaid interest (including contingent interest and, in the case of the old notes, liquidated damages, if any) up to but not including the date of repurchase.

        We will be required to give notice on a date not less than 30 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes shall state:

  •
  the certificate numbers of the holder's notes to be delivered for purchase; and

  •
  the portion of the principal amount notes to be purchased, which must be $1,000 or an integral multiple of $1,000.

        For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption."

        Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount of the notes that remain subject to the purchase notice, if any.

        Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements and by the subordination provisions of the notes.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the applicable notes, other than a default in the payment of the purchase price with respect to such notes.

Mandatory Redemption

        Except as described in this prospectus under "—Right to Require Purchase of Notes upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Right to Require Purchase of Notes upon a Change in Control

        If a change in control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued but unpaid interest (including contingent interest and, in the case of the old notes, liquidated damages, if any) to the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

  •
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a "Group");

  •
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of either indenture;

  •
  any person or Group becomes the owner, directly or indirectly, beneficially or of record, of shares of our voting stock representing more than 30% of the aggregate ordinary voting power of all shares represented by our issued and outstanding voting stock; or

  •
  the first day on which a majority of the members of our board of directors are not continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or Group may be uncertain.

        "Continuing directors" means, as of any date of determination, any member of our board of directors who:

  •
  was a member of such board of directors on the date of the original issuance of the notes, or

  •
  was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes that is to be paid on the date of repurchase.

        On or before the 30th day after the change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control offer, stating the procedures that a holder of notes must follow in order to exercise the repurchase right.

        To exercise the repurchase right, holders of notes must deliver, on or before the repurchase date specified in our notice of a change in control, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Option to Elect Repurchase Upon a Change in Control" on the reverse side of the note duly completed, to the paying agent. The repurchase notice given by each holder electing to require us to repurchase notes shall state:

  •
  the certificate numbers of the holder's notes to be delivered for repurchase; and

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000.

        For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption."

        Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn; and

  •
  the certificate numbers of the notes being withdrawn.

        In connection with any change in control purchase offer, we expect to comply with any tender offer rules under the Exchange Act that may then be applicable.

        We will within 30 days following any change in control:

  •
  obtain the consents under all senior indebtedness required to permit the repurchase of the notes pursuant to a change in control offer; or

  •
  repay in full all indebtedness and terminate all commitments under all senior indebtedness, the terms of which would prohibit the purchase of the notes under a change in control offer.

        If we are obligated to make a change in control offer, there can be no assurance that we will be able to obtain all required consents under senior indebtedness or have available funds sufficient to repay senior indebtedness and to pay the change in control purchase price for all the notes tendered under a change in control offer. We would need to seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain any such financing.

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to an Investment in the Notes and Our Common Stock."

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

        The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the applicable notes, other than a default in the payment of the purchase price with respect to such notes.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of any of the notes, consolidate with, or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

  •
  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation or limited liability company organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

  •
  after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

        Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Griffon under the indentures. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indentures and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures to either the old indenture or the new indenture that add, change or eliminate provisions of either indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the old notes or new notes, as applicable, then outstanding. However, without the consent of each holder of an outstanding old note or new note, as applicable, no supplemental old indenture or new indenture may, among other things:

  •
  change the stated maturity of the principal of, or payment date of any installment of interest (including contingent interest, if any) on, any old note or new note, as applicable;

  •
  reduce the principal amount or redemption price of, or the rate of interest (including contingent interest, if any) on, any old note or new note, as applicable;

  •
  change the currency in which the principal of any old note or new note, as applicable, or interest is payable or adversely affect the price or ratio at which common stock may be substituted for currency in connection with any payments made;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any old note or new note, as applicable, when due;

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  adversely affect the right provided in the old indenture or new indenture, as applicable, to convert any old note or new note, as applicable;

  •
  modify the provisions of the old indenture or new indenture, as applicable, relating to our requirement to repurchase the old notes or new notes, as applicable:

  •
  upon a change in control after the occurrence thereof; or

  •
  on July 18, 2010, 2013 and 2018;

  •
  reduce the percentage in principal amount of the outstanding old notes or new notes, as applicable, necessary to modify or amend the old indenture or new indenture, as applicable, or to consent to any waiver provided for in the old indenture or new indenture, as applicable; or

  •
  waive a default in the payment of any amount or shares of common stock due in connection with any old note or new note, as applicable.

        The holders of a majority in principal amount of the outstanding old notes or new notes, as applicable, may, on behalf of the holders of all old notes or new notes, as applicable:

  •
  waive compliance by us with restrictive provisions of the applicable indenture other than as provided in the preceding paragraph; and

  •
  waive any past default under the applicable indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest (including contingent interest, if any) on, any old note or new note, as applicable, or in respect of a provision that under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding old note or new note, as applicable, affected.

        Without the consent of any holders of the old note or new note, as applicable, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the applicable indenture;

  •
  to evidence a successor to us and the assumption by the successor of our obligations under the applicable indenture and the respective notes;

  •
  to make any change that does not adversely affect the rights of any holder of the old note or new note, as applicable;

  •
  to comply with any requirement in connection with the qualification of the applicable indenture under the Trust Indenture Act; or

  •
  to complete or make provision for certain other matters contemplated by the applicable indenture.

        Modification of either indenture would not result in the modification of the other indenture, unless the conditions to modification of the other indenture have been satisfied.

Events of Default

          (1)   Each of the following are events of default under each of the indentures: if we fail to pay interest on any notes or liquidated damages on any old notes when it becomes due and payable and the default continues for a period of 30 days, whether or not such failure shall be due to the subordination provisions of the applicable indenture or agreements with respect to any other indebtedness or any other reason;

          (2)   if we fail to pay the principal on any old notes or new notes, as applicable, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a change in control offer or make a payment to purchase old notes or new notes, as applicable, tendered pursuant to a change in control offer or the failure to repurchase old notes or new notes, as applicable, at your option on July 18, 2010, 2013 or 2018), whether or not such failure shall be due to the subordination provisions of the applicable indenture or agreements with respect to any other indebtedness or any other reason;

          (3)   if we fail to provide notice of the occurrence of a change in control event on a timely basis;

          (4)   if we fail to observe or perform any other covenant or agreement contained in the applicable indenture that continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the old notes or new notes, as applicable (except in the case of our default with respect to the "Consolidation, Merger and Sale of Assets" covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

          (5)   if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our subsidiaries' recourse indebtedness, or the acceleration of the final stated maturity of any such recourse indebtedness if the aggregate principal amount of such indebtedness, together with the principal amount of any other such recourse indebtedness in default for failure to pay principal at final maturity or that has been accelerated, aggregates $25.0 million or more at any time;

          (6)   one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

          (7)   certain events of bankruptcy affecting us or any of our significant subsidiaries.

        The events of default described in clauses (5), (6) and (7) above with respect to a subsidiary shall not apply if that person was not a subsidiary at the time such event or condition occurred unless, in the case of clause (5) or (6) above, we or another of our subsidiaries assumes or otherwise becomes liable for the liability referred to therein or the liabilities generally of such person.

        If an event of default (other than an event of default specified in clause (7) above) shall occur and be continuing, the trustee may, and at the request of the holders of at least 25% in principal amount of outstanding old notes or new notes, as applicable, shall, declare the principal of and accrued interest on all the old notes or new notes, as applicable, to be due and payable by written notice to us and, if it is given at the request of the holders, the trustee must specify the respective event of default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon delivery of an Acceleration Notice, the principal of and accrued interest (including contingent interest and liquidated damages, if any) on all the old notes or new notes, as applicable:

  •
  shall become immediately due and payable; or

  •
  if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the representative under the Credit Agreement of such Acceleration Notice but only if such event of default is then continuing.

        If an event of default specified in clause (7) above occurs and is continuing with respect to us, then all unpaid principal of, and premium, if any, and accrued but unpaid interest on all of the outstanding old notes or new notes, as applicable, shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        At any time after a declaration of acceleration with respect to the old notes or new notes, as applicable, the holders of a majority in aggregate principal amount of the old notes or new notes, as applicable, may rescind and cancel such declaration and its consequences:

  •
  if the rescission would not conflict with any judgment or decree;

  •
  if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

  •
  if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  •
  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  •
  in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

        No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of a majority in aggregate principal amount of the old notes or new notes, as applicable, may waive any existing default or event of default under the respective indentures, and its consequences, except a default in the payment of the principal of or interest on any old notes or new notes, as applicable.

        The holders of the notes may not enforce the applicable indenture or the notes except as provided in the applicable indenture and under the Trust Indenture Act. Subject to the provisions of the indentures relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indentures and applicable law, the holders of a majority in aggregate principal amount of the then outstanding old notes or new notes, as applicable, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        We are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default that has occurred and, if applicable, describe such default or event of default and the status thereof. In addition, we must provide an annual certification as to the existence of defaults and events of default.

Book-Entry System

        The notes are issued in the form of global securities held in book-entry form. Each of the old notes and the new notes will be evidenced by separate global notes. DTC or its nominee is the sole registered holder of the notes for all purposes under the indentures. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, will be exchangeable for certificated securities in fully registered form with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary, or

  •
  a default under the indentures occurs and is continuing.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Concerning the Trustee

        American Stock Transfer & Trust Company will act as the trustee under both the old and the new indentures. American Stock Transfer & Trust Company also acts as the transfer agent for our common stock and as the rights agent in connection with our stockholders rights plan. See "Description of Capital Stock."

Governing Law

        The indentures and the notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 85,000,000 shares of common stock, par value $0.25 per share, and 3,000,000 shares of preferred stock, par value $0.25 per share. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. At March 31, 2004, approximately 29,521,130 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our certificate of incorporation and bylaws, which we have filed with the SEC.

Common Stock

        Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

        Holders of shares of our common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of preferred stock, holders of shares of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of shares of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        We are authorized to issue 3,000,000 shares of preferred stock, of which 37,000 shares consist of Series A preferred stock, and 1,950,000 shares consist of Second Preferred Stock. The 1,950,000 shares of such Second Preferred Stock have been designated Second Preferred Stock—Series I. Of the authorized preferred stock, 575,000 shares have been designated as the $12.50 Cumulative Redeemable Exchangeable Preferred Stock, and 60,000 shares have been designated as the Series A Junior Participating Preferred Stock. Presently, we have no shares of preferred stock outstanding.

        Subject to the provisions of our charter, our board of directors, without further stockholder authorization, is authorized to establish, from time to time, one or more series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

Stockholders Rights Plan

        On May 9, 1996, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on June 3, 1996, the record date, to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.25 per share, at a purchase price of $34.00 per eleven-ten-thousandth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent.

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 10% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of common stock (the earlier of such dates being called the distribution date), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by such common stock certificate with a copy of the summary of rights attached thereto.

        Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of common stock. The rights are not exercisable until the distribution date. The rights will expire on May 9, 2006, unless otherwise extended or the rights are earlier redeemed or exchanged by us, in each case, as described below.

        The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares, (ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares or (iii) upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding rights and the number of one one-thousandths of a preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

        Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share or 11,000 times the aggregate per share amount of all dividends, other than a stock dividend, payable to holders of shares of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $11,000 per share, plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 11,000 times the payment made per share of common stock. Each preferred share will have 11,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock are exchanged, each preferred share will be entitled to receive 11,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

        In the event that we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

        At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a preferred share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the preferred shares on the last trading day prior to the date of exercise.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

        The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by us at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of common stock.

Anti-Takeover Considerations

        Our certificate of incorporation and by-laws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring us.

  Classified Board of Directors

        Our certificate of incorporation and by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

  •
  directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote; and

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  any vacancy on our board of directors may only be filled by vote of a majority of the directors then in office.

  Stockholder Action, Special Meeting of Stockholders

        Our certificate of incorporation and by-laws eliminate the ability of our stockholders to act by written consent. Our certificate of incorporation and by-laws further provide that special meetings of our stockholders may be called only at the written request of stockholders owning at least 66 2/3% of the entire voting power of our capital stock.

  Advance Notice Requirements for Stockholder Proposals and Directors Nominations

        Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Business Combinations and Limitations in our Certificate of Incorporation

        Our certificate of incorporation provides that in the event that it is proposed that we enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control, directly or indirectly, 5% or more of the outstanding voting power of our capital stock, or that we sell substantially all of our assets or business to such other corporation, the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding shares of our capital stock shall be required for the approval of any such proposal. However, such requirements shall not apply to any such merger, consolidation or sale of assets or business that was approved by resolutions of our board of directors prior to the acquisition of the ownership or control of 5% of our outstanding shares of capital stock by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between us and another corporation, 50% or more of the total voting power of which is owned by us. An "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; "control' means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

  Amendments; Supermajority Vote Requirements

        Our certificate of incorporation requires the affirmative vote of 66 2/3% of our voting stock to amend certain provisions of our certificate of incorporation, including those provisions relating to the business combinations limitations, classified board of directors, action by written consent and the ability of stockholders to call special meetings.

  Delaware Anti-Takeover Law

        Section 203 of the Delaware General Corporation Law prohibits certain "business combination" transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

  •
  the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or

  •
  on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

        Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

        Although a corporation may elect not to be governed by Section 203, we have made no such election.

BOOK-ENTRY SYSTEM—DTC

        The new notes will be, and the old notes are, evidenced by a global security initially deposited with DTC, and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

        Holders of notes may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons. Holders that are not participants may beneficially own interests in the global security held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

  •
  be entitled to have certificates registered in their names;

  •
  be entitled to receive physical delivery of certificates in definitive form; and

  •
  be considered registered holders.

        We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for DTC, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the notes trustee nor any paying agent will have any responsibility or liability for:

  •
  records or payments on beneficial ownership interests in the global security; or

  •
  maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the new notes. Payments by participants to owners of beneficial interests in the new notes represented by the global security held through participants will be the responsibility of those participants.

        We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

        A person having a beneficial interest in old notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership, conversion, and other disposition of the notes by a beneficial owner of the notes and of the common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the exchange offer, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a "Non-U.S Holder." If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock, as the case may be.

Exchange Offer

        We believe the exchange of an old note for a new note and the receipt of cash consideration pursuant to the exchange offer will not constitute a "significant modification" of the old note for United States federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, aside from the receipt of cash consideration, we believe that there will be no United States federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. We intend to treat the payments of cash consideration as ordinary income to holders participating in the exchange offer and to report such payments to holders and the IRS for information purposes in accordance with such treatment. Therefore, the receipt of cash consideration by Non-U.S. Holders participating in the exchange offer will be subject to United States federal withholding tax. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for United States federal income tax purposes, upon consummation of the exchange offer.

Classification of the Notes

        Pursuant to the terms of the indenture, each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the "CPDI Regulations") and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule." The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations.

        No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the "Service") has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the "comparable yield" rate described below.

U.S. Holders

  Interest Income

        Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

        The "issue price" of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments scheduled to be made with respect to the notes.

        Under the CPDI Regulations, we are required to establish the "comparable yield" for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 8.5% compounded semi-annually.

        We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under "Where You Can Find Additional Information."

        The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. holders of the notes.

  Adjustments to Interest Accruals on the Notes

        If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will be required to treat the "net positive adjustment" as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

        If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

        A holder who has an adjusted basis in the notes different from the adjusted issue price (e.g., a holder who purchased at a price different from the adjusted issue price) must allocate the difference between the adjusted issue price and its tax basis to the accruals of interest or the projected payments in the notes over the remaining term of the notes. Such difference is (i) a positive adjustment for a holder whose adjusted tax basis is less than the adjusted issue price and (ii) a negative adjustment for a holder whose adjusted tax basis exceeds the adjusted issue price.

  Sale, Exchange, Conversion, Repurchase or Redemption

        Generally the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note on any date will generally be equal to the U.S. Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

        Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase or redemption of a note may have to comply with certain disclosure requirements and should consult its tax advisor.

        A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

  Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, a Pre-Dividend Adjustment, or an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not.

  Dividends on Common Stock

        If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Under recently enacted tax legislation, eligible dividends received in tax years beginning on or before December 31, 2008, will be subject to tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

  Disposition of Common Stock

        Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such note is more than one year. The deductibility of capital losses is subject to limitations. Under recently finalized Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and should consult its tax advisor.

Non-U.S. Holders

  Notes

        All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN that it is a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and (vi) with respect only to gain realized on a sale, exchange or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever is shorter. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

        If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see "U.S. Holders—Constructive Dividends" above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

  Common Stock

        Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder's holding period in the common stock. We believe that we have not been during the past five years, are not, and do not anticipate becoming, a U.S. real property holding corporation.

  Income Effectively Connected with a United States Trade or Business

        If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

        Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Kramer, Coleman, Wactlar & Lieberman, P.C., Jericho, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York has also acted as counsel to us in connection with this registration statement.

EXPERTS

        The consolidated financial statements as of and for the years ended September 30, 2002 and 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Our financial statements for the fiscal year ended September 30, 2001 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, incorporated by reference into this prospectus, were audited by Arthur Andersen LLP ("Andersen") who has ceased operations, as stated in their report dated November 6, 2001, which is also incorporated by reference herein. The report of Andersen was not reissued by Andersen and they did not give permission to use such report in this prospectus. The ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to events regarding Andersen.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file reports, proxy statements, and other information with the SEC. We have also filed a Schedule TO (the "Schedule") with the SEC, which Schedule also contains information regarding the exchange offer and Griffon. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our common stock is listed on the New York Stock Exchange under the trading symbol "GFF." These reports, proxy statements, and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission prior to consummation of the exchange offer or the date of termination of the exchange offer under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004; and

  •
  our Proxy Statement, dated December 30, 2003, on Schedule 14A relating to our Annual Meeting of Stockholders held on February 5, 2004.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Secretary, Griffon Corporation, 100 Jericho Quadrangle, Jericho, New York 11753.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The information and exchange agent for the exchange offer is:
American Stock Transfer & Trust Company

By regular, registered or certified mail, hand delivery or overnight courier:

59 Maiden Lane, Plaza Level
New York, New York 10038
Attention: Exchange Department

By facsimile transmission (for eligible institutions only):
(718) 234-5001

For information or confirmation by telephone:
(877) 244-6417

        Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

Part II Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers

        Under provisions of the By-Laws of Griffon, each person who is or was a director or officer of Griffon may be indemnified by Griffon to the full extent permitted or authorized by the General Corporation Law of Delaware.

        Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Griffon, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

        If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Griffon, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of Griffon, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Griffon except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to Griffon, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

        Determinations made as to whether such person has met the applicable standard of conduct in order to be indemnified shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        The officers and directors of Griffon are covered by officers and directors liability insurance. Griffon has entered into indemnification agreements with all of its officers and directors. The agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a proceeding (as defined in such agreements) including amounts paid in settlement by or on behalf of an indemnitee.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Number	Exhibit
4.1	Form of New Notes Indenture between the Company and American Stock Transfer & Trust Company, as trustee.*
4.2	Form of New Note (included in Exhibit 4.1).*

4.3	Form of Certificate Evidencing the Common Stock (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-109171).*
4.4
Rights Agreement dated as of May 9, 1996 between Griffon Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1.1 of Current Report on Form 8-K dated May 9, 1996).*
4.5
Form of Old Notes Indenture between the Company and American Stock Transfer & Trust Company, as trustee, including the form of Old Note (incorporated by reference to Exhibit 4.1 of Registration Statement No. 333-109171).*
4.6	Supplemental Indenture between the Company and American Stock Transfer & Trust Company, as trustee (old notes).*
5.1	Opinion of Kramer, Coleman, Wactlar & Lieberman, P.C.*
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.
23.2	Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. (contained in its opinion filed as Exhibit 5.1 to this registration statement).
24.1	Powers of Attorney*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4	Form of Letter to Clients.

*
Previously filed.

Item 22. Undertakings

        (a)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d)   The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        (f)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on June 9, 2004.

GRIFFON CORPORATION
By:	/s/ ROBERT BALEMIAN Name: Robert Balemian Title: President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Harvey R. Blau	Chairman of the Board (Principal Executive Officer)	June 9, 2004
/s/ ROBERT BALEMIAN Robert Balemian	President and Director (Principal Financial Officer)	June 9, 2004
* Patrick Alesia	Vice President and Treasurer (Principal Accounting Officer)	June 9, 2004
* Henry A. Alpert	Director	June 9, 2004
* Bertrand M. Bell	Director	June 9, 2004
* Abraham M. Buchman	Director	June 9, 2004
* Robert G. Harrison	Director	June 9, 2004
* Clarence A. Hill, Jr.	Director	June 9, 2004

* Ronald J. Kramer	Director	June 9, 2004
* James W. Stansberry	Director	June 9, 2004
* Martin S. Sussman	Director	June 9, 2004
* William H. Waldorf	Director	June 9, 2004
* Joseph Whalen	Director	June 9, 2004
* Lester L. Wolff	Director	June 9, 2004

*
Robert Balemian, by signing his name hereto, does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the directors and officers of the registrant above whose typed names asterisk appear.

*By:	/s/ ROBERT BALEMIAN Name: Robert Balemian Title: Attorney-in-Fact

Exhibit Index

Number	Exhibit
4.1	Form of New Note Indenture between the Company and American Stock Transfer & Trust Company, as trustee.*
4.2	Form of New Note (included in Exhibit 4.1).*
4.3	Form of Certificate Evidencing the Common Stock (incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-109171).*
4.4
Rights Agreement dated as of May 9, 1996 between Griffon Corporation and American Stock Transfer & Trust Company (incorporated by reference as Exhibit 1.1 to Current Report on Form 8-K dated May 9, 1996).*
4.5
Form of Old Notes Indenture between the Company and American Stock Transfer and Trust Company, as trustee, including the form of Old Note (incorporated by reference to Exhibit 4.1 of Registration Statement No. 333-109171).*
4.6	Supplemental Indenture between the Company and American Stock Transfer & Trust Company, as trustee (old notes).*
5.1	Opinion of Kramer, Coleman, Wactlar & Lieberman, P.C.*
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.
23.2	Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. (contained in its opinion filed as Exhibit 5.1 to this registration statement).
24.1	Powers of Attorney*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4	Form of Letter to Clients.

*
Previously filed.

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Table of Contents
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF OUR NOTES
DESCRIPTION OF CAPITAL STOCK
BOOK-ENTRY SYSTEM—DTC
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Part II Information Not Required in Prospectus
SIGNATURES
Exhibit Index